Exhibit 3.1

Second Amended and Restated

Memorandum and Articles of Association

of

Global Market Group Limited

環球巿場集團有限公司

(Adopted by way of special resolution passed

on March 20, 2008)

CAYMAN ISLANDS

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

Second Amended and Restated Memorandum of Association

of

Global Market Group Limited

環球巿場集團有限公司

(adopted by Special Resolution passed on March 20, 2008)

1.	The name of the Company is Global Market Group Limited (環球巿場集團有限公司).

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

	(i)	(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

		(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

	(ii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

	(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

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(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two (2) or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (2004 Revision), as amended from time to time, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants, options and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

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5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$50,000.00, divided into forty million four hundred six thousand one hundred fifty-four (40,406,154) Ordinary Shares of a nominal or par value of US$0.001 each and nine million five hundred ninety-three thousand eight hundred forty-six (9,593,846) Preferred Shares of a nominal or par value of US$0.001 each, of which (a) one million nine hundred forty thousand (1,940,000) shall be Series A Preferred Shares and (b) seven million six hundred fifty three thousand eight hundred forty-six (7,653,846) shall be Series B Preferred Shares, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2004 Revision), as amended from time to time and, subject to the provisions of the Companies Law (2004 Revision), as amended from time to time, and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

Re-Amended and Restated Articles of Association

of

Global Market Group Limited

環球巿場集團有限公司

(adopted by Special Resolution passed on March 20, 2008)

Title	Article No.

General Matters	1 – 3
Certificates for Shares	4 – 5
Issue of Shares	6 – 7
Transfer of Shares	8 – 10
Redeemable Shares	11
Variation of Rights of Shares	12 – 13
Commission on Sale of Shares	14
Conversion of Preferred Shares	15
Adjustments to Conversion Price	16
Notices of Record Date	17
Redemption	18
Protective Provisions	19
Non-Recognition of Trusts	20
Lien on Shares	21 – 24
Call on Shares	25 – 29
Forfeiture of Shares	30 – 33
Registration of Empowering Instruments	34
Transmission of Shares	35 – 37
Amendment of Memorandum of Association, Alteration of Capital & Change of Location of Registered Office	38
Closing Register of Members or Fixing Record Date	39 – 41
General Meeting	42 – 43
Notice of General Meetings	44 – 45
Proceedings at General Meetings	46 – 54
Votes of Members	55 – 60
Proxies	61 – 67
Directors	68 – 76
Alternate Directors	77
Powers and Duties of Directors	78 – 82
Management	83

Title	Article No.

Managing Directors	84 – 85
Proceedings of Directors	86 – 95
Vacation of Office of Director	96
Appointment and Removal of Directors	97 – 98
Presumption of Assent	99
Seal	100
Officers	101
Dividends, Distributions and Reserve	102 – 109
Capitalization	110
Books of Account	111 – 113
Inspection Rights; Audit	114 – 118
Notices	119 – 123
Winding Up	124
Liquidation Preference	125
Indemnity	126
Financial Year	127
Amendments of Articles	128
Transfer by Way of Continuation	129
No Public Document	130

GENERAL MATTERS

1.	In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith,

“Affiliate”	means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person. For the avoidance of doubt, none of the Investors shall be deemed to be an Affiliate of any Group Company or Key Shareholder.

“Approved Accounting Firm”	shall mean one of the “Big Four” accounting firms or any other international accounting firm approved by a simple majority of the Board.

“Articles”	means these Articles as originally framed or as from time to time altered by a Special Resolution and in accordance with Article 19.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors”	means the board of directors of the Company.

“Business Day” or “business day”	means any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Hong Kong Special Administrative Region, Singapore or the PRC.

“Business Plan”	means the business plan provided to the Series B Investors prior to the Series B Closing dated October 2007.

“Company”	means Global Market Group Limited (環球巿場集團有限公司).

“Compulsory Dividend”	means the dividends as stipulated in Article 125(d).

“Control”	of a given Person shall mean the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	has the meaning as ascribed to it in Article 125(d).

“Directors”	means the members of the Board of Directors of the Company for the time being.

“Employee Securities”	means in the aggregate up to 1,000,000 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions) issued or issuable to officers, directors, employees and consultants of the Company or the Group Companies pursuant to the Employee Share Option Plan.

“Employee Share Option Plan”	means the employee share option plan of the Company and such other arrangements, contracts, or plans as are recommended by management and approved by the Board in accordance with Article 19(b) and the shareholders in accordance with Article 19(a).

“Engagement Letter”	means the engagement letter dated July 5, 2007 made between the Company and Hanson Westhouse Limited.

“Former Holder”	has the meaning as ascribed to it in Article 15(c).

“Global Market Subsidiaries”	shall mean the HK Subsidiary and the PRC Subsidiaries, and “Global Market Subsidiary” shall mean each of them.

“Group”	means the Company and its Subsidiaries.

“Group Companies”	means the Company, Shenlong and the Global Market Subsidiaries, and any other direct or indirect Subsidiary of a Group Company collectively (each a “Group Company”), unless the text specifically indicate otherwise.

“HK Subsidiary”	means Global Market Group (Asia) Limited (环球巿场集团（亚洲）有限公司), a company incorporated in the Hong Kong Special Administrative Region of the PRC, whose registered office is at Room 5, Block A, 7th Floor, Phase I, Yip Fat Factory Building, 77 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

“IAS”	means the International Accounting Standards as adopted, issued or promulgated from time to time by IASB.

“IASB”	means the International Accounting Standards Board.

“ICP License”	means an Internet Content Provider (ICP) license that allows a PRC company to conduct profit making information provision services via its website, as provided in the Administrative Measures on Information Service via Internet (互联网信息服务管理办法) (or any relevant successor PRC laws or regulations).

“IFF License”	means the right of any company in the PRC to arrange space for shipments between countries via common carriers pursuant to the PRC Administrative Regulations on the International Freight Forwarder Business that was promulgated by the State Council on June 29, 1995 and became effective as of June 29, 1995 and its implementing rules that came into effect as of January 1,2004 (or any relevant successor PRC laws or regulations).

“IFRS”	means the International Financial Reporting Standards as promulgated from time to time by IASB (including, without limitation, standards and interpretations approved by IASB), together with the IASB’s pronouncements thereon from time to time.

“Independent Director”	means a director who is not an Affiliate or employee of, or a consultant or a provider of goods or services to, the Company or any of the shareholders of the Company or any of their respective Affiliates.

“Initial Redemption Notice”	means a notice of redemption given by the holder(s) of the Preferred Shares to the Company and other holders of the Preferred Shares under Article 18.

“Investors”	means the Series A Investors and the Series B Investors, and “Investor” means any one of them.

“Investor Directors”	has the meaning as ascribed to it in Article 68.

“Investors’ Rights Agreement”	means the investors’ rights agreement entered amongst the Investors, the Company, the Key Shareholders and certain other parties dated March 20, 2008.

“JAFCO”	means JAFCO Asia Technology Fund IV and its successors and permitted assigns.

“Key Shareholders”	means Pan Weijia (潘伟佳), holder of PRC Passport No. G08688038, and Pan Weinian (潘伟年), holder of PRC Identity Card No. PCHN 150184962 and, each a “Key Shareholder”.

“Liquidation Event”	has the meaning as ascribed to it in Article 125.

“Majority Investors”	means (i) the Majority Series A Investors (voting as a single class), and (ii) the Majority Series B Investors (voting as a single class).

“Majority Series A Investors”	means the Series A Investors holding more than fifty percent (50%) of the then outstanding Series A Preferred Shares.

“Majority Series B Investors”	means the Series B Investors holding more than fifty percent (50%) of the then outstanding Series B Preferred Shares.

“Management Director”	has the meaning set forth in Article 68(c).

“Member”	means a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association”	means the Amended and Restated Memorandum of Association of the Company, as amended and restated from time to time in accordance with Article 19.

“month”	means calendar month.

“Ninetowns”	means Beprecise Investments Limited (精確投資有限公司), a company incorporated in the British Virgin Islands.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, par value of US$0.001 per share.

“paid-up”	means paid-up and/or credited as paid-up.

“Permitted Acquisition”	means the acquisition by the Company of one (1) logistics company in the first six (6) months of fiscal year 2008 and one (1) additional logistics company prior to March 31, 2009, in each case meeting the following requirements: (i) the net acquisition price is less than four (4) times the acquisition target’s after-tax profits for the twelve (12) month period following the completion of such acquisition, (ii) such acquisition will not require the Company to seek additional financing above and beyond the proceeds from the Series B Preferred Shares financing in order to continue operations as set forth in the Business Plan, and (iii) such acquisition will not in any way adversely impact the Company’s expansion plans in the B2B trade promotion business, which expansion plans includes the budgeted allocation of no less than US$8,000,000 for marketing, IT/online platform development, new hires and other B2B trade promotion related activities, as provided in the Business Plan.

“Post-Money Valuation”	means US$39,000,000 plus the proceeds to the Company from the issuance of the Series B Preferred Shares to the Series B Investors pursuant to the Series B Preferred Shares Subscription Agreement.

“PRC”	means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan, for the purposes of this document.

“PRC Subsidiaries”	means Global Market (Guangzhou) Co., Ltd (广州龙媒计算机科技有限公司), Global Market International Logistics Co., Ltd. ( 广州龙企国际货运代理有限公司), and Global Market Logistics Co., Ltd. (广州龙星国际货运代理有限公司).

“Pre-Adjustment Conversion Price”	has the meaning as ascribed to it in Article16(c)(iv).

“Preferred Dividends”	has the meaning as ascribed to it in Article 102(b)

“Preferred Shares”	means the Company’s Series A Preferred Shares and Series B Preferred Shares.

“Preferred Shares Conversion Prices”	means, collectively, the Series A Conversion Price and Series B Conversion Price as set out in Article 15.

“Preferred Shares Conversion Rights”	means the conversion rights held by the holder(s) of Preferred Shares as set out in Article 15.

“Preferred Shares Liquidation Preference”	means the liquidation preference of the holder(s) of the Preferred Shares as set out in Article 125(a).

“Preferred Shares Original Issue Dates”	means, collectively, the Series A Original Issue Date and Series B Original Issue Date as set out in Article 15.

“Preferred Shares Original Issue Prices”	means, collectively, the Series A Original Issue Price and Series B Original Issue Price as set out in Article 15.

“Qualified IPO”	means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares (or depositary receipts or other securities evidencing Ordinary Shares) that either (i) is approved by the Majority Investors; or (ii) is approved by the majority of the Board AND meets the following requirements: (A) is listed on NASDAQ or the Main Board of The Stock Exchange of Hong Kong Limited, (B) reflects a market capitalization of the Company of at least US$300,000,000, and (C) results in aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company of not less than US$75,000,000 (or any cash proceeds of other currency of equivalent value).

“Redemption Date”	means the date on which the Preferred Shares shall be redeemed as stipulated in Article 18(b).

“Redemption Price”	means the Series A Redemption Price as stipulated in Article 18(a)(i) and Series B Redemption Price as stipulated in Article 18(a) (ii), as the case may be.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of the Series A Preferred Shares as stipulated in Article 15(a)(i).

“Series A Director”	has the meaning as ascribed to it in Article 68.

“Series A Investors”	means the holders of Series A Preferred Shares.

“Series A Original Issue Date”	means the date of the first sale and issuance of the Series A Preferred Shares.

“Series A Original Issue Price”	means the price per share of US$2.57732 at which the Series A Preferred Shares were issued on the Series A Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series A Preferred Shares”	means the series A preferred shares in the capital of the Company with a nominal or par value of US$0.001 per share having the rights set out in these Articles.

“Series A Preferred Shares Subscription Agreement”	means the shares subscription agreement for Series A Preferred Shares dated September 3, 2006 by and among, the Company, the Key Shareholders, Global Market Group (Guangzhou) Limited and Ninetowns.

“Series A Redemption Price”	means the redemption price application to Series A Preferred Shares as stipulated in Article 18(a)(i).

“Series B Conversion Price”	means the price at which Ordinary Shares shall be deliverable upon conversion of the Series B Preferred Shares as stipulated in Article 15(a)(ii).

“Series B Investors”	means the holders of Series B Preferred Shares.

“Series B Original Issue Date”	means the date of the first sale and issuance of the Series B Preferred Shares.

“Series B Original Issue Price”	means the price per share of US$3.26633 at which the Series B Preferred Shares were issued on the Series B Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series B Preferred Shares”	means the series B preferred shares in the capital of the Company with a nominal or par value of US$0.001 per share having the rights set out in these Articles.

“Series B Preferred Shares Liquidation Preference”	means the liquidation preference of the holder(s) of the Series B Preferred Shares as set out in Article 125(a)(ii).

“Series B Preferred Shares Subscription Agreement”	means the shares subscription agreement for Series B Preferred Shares dated March 20, 2008 by and among, the Company, the Key Shareholders, the Series B Investors and certain other parties.

“Series B Redemption Price”	means the redemption price application to Series B Preferred Shares as stipulated in Article 18(a)(ii).

“Share Premium Account”	means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Shares”	mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any shareholder.

“Shenlong”	means Guangzhou Shenlong Computer Technology Co., Ltd. (广州燊龙计算机科技有限公司).

“SI Director”	has the meaning set forth in Article 68(b).

“SISGIL”	means Shanghai International Shanghai Growth Investment Limited and its successors and permitted assigns.

“SISGIL Director”	has the meaning set forth in Article 68(b).

“Sky Investment”	means Sky (Asia) Investment Limited and its successors and permitted assigns.

“Sky Investment Director”	has the meaning as ascribed to it in Article 68(b).

“Special Resolution”	means a Members resolution expressed to be a special resolution and passed either (i) as an unanimous written resolution signed by all Members entitled to vote or (ii) at a meeting by Members holding not less than two-thirds ( 2/3) of all Shares then outstanding, calculated on a fully converted basis, including holders of at least a majority of the then outstanding Series A Preferred Shares and a majority of the then outstanding Series B Preferred Shares (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies (excluding the Company).

“U.S. GAAP”	means the accounting principles generally accepted in the United States.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number include the plural number and vice-versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the relevant provisions, if any, in the Memorandum of Association and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7.	Shares shall be issued only in registered form. The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one (1) or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one (1) certificate and delivery of a certificate for a share to one (1) of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	Except as otherwise provided in these Articles, the Memorandum of Association or an agreement between the Company and any Members, the Directors may not decline to register any transfer of shares without reasonable cause. If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within five (5) Business Days after receipt of a request for such transfer, providing a detailed explanation of the reason therefor.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than sixty (60) days in any year.

REDEEMABLE SHARES

11.	(a)	Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by a Special Resolution determine.

(b)	Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of its capital.

VARIATION OF RIGHTS OF SHARES

12.

Subject to Article 19, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders representing at least two-thirds ( 2/3) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one (1) class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third ( 1/3) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or a combination of any of the foregoing. The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF PREFERRED SHARES

15.	The holder(s) of the Preferred Shares have conversion rights as follows (collectively, the “Preferred Shares Conversion Rights”):

(a)	Right to Convert.

Unless converted earlier pursuant to Article 15(b) below:

(i)	each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series A Original Issue Date into such number of fully paid and non-assessable Ordinary Shares as determined by dividing US$2.57732 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Ordinary Shares shall be deliverable upon conversion of the Series A Preferred Shares (the “Series A Conversion Price”) shall initially be US$2.57732 per share. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided; and

(ii)	each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series B Original Issue Date into such number of fully paid and non-assessable Ordinary Shares as determined by dividing US$3.26633 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Ordinary Shares shall be deliverable upon conversion of the Series B Preferred Shares (the “Series B Conversion Price”) shall initially be US$3.26633 per share. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.

Nothing in this Article 15(a) shall limit the automatic conversion rights of Preferred Shares described in Article 15(b) below.

(b)	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the then effective Series A Conversion Price or Series B Conversion Price, as the case may be, immediately prior to the closing of a Qualified IPO. In the event of the automatic conversion of the Preferred Shares upon the Qualified IPO as described above, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of the Qualified IPO.

(c)	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or Series B Conversion Price, as the case may be. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the Preferred Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same at which time the holder shall become a “Former Holder” with respect to the Preferred Shares. The Company shall promptly issue and deliver at such office to the Former Holder a certificate or certificates for, a copy of the Company’s register of Members showing the Former Holder as a holder of the number of Ordinary Shares to which the Former Holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the Former Holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. The Preferred Shares converted into Ordinary Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the Former Holder entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a Former Holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

The Company may give effect to any conversion pursuant to the Articles by one or more of the following methods:

(i)	The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Ordinary Shares in relevant number.

(ii)	The Board may by resolution approve payment for the Preferred Shares out of the profits of the Company or adopt any other method permitted by Statute and these Article including capitalizing reserves to pay up new Ordinary Shares, or by making a fresh issue of Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.

The Board may by resolution approve payment for the redemption or repurchase of the Preferred Shares by any method permitted by Statute, including out of capital.

(d)	Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, free of liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the Former Holder of such Preferred Shares, the Company shall take such corporate action as may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e)	Cessation of Certain Rights on Conversion. Subject to Article 15(c), on the date of conversion of any Preferred Share to an Ordinary Share, the Former Holder shall cease to be entitled to any rights in respect of such Preferred Share and accordingly his name shall be removed from the register of Members as the holder of such Preferred Shares and shall correspondingly be inserted onto the register of Members as the holder of the number of Ordinary Shares into which such Preferred Shares convert; provided, however, that such holder shall be entitled to receive any declared but unpaid dividends payable on the Preferred Shares for which a record date occurred prior to the date of conversion if he was the holder on such record date.

(f)	Ordinary Shares Resulting from Conversion. The Ordinary Shares resulting from the conversion of the Preferred Shares:

(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one (1) class with the Ordinary Shares then issued; and

(iii)	shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion.

ADJUSTMENTS TO PREFERRED SHARE CONVERSION PRICES

16.	The Series A Conversion Price and Series B Conversion Price shall be adjusted in accordance with this Article.

(a)	Special Definitions. For purposes of this Article 16, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Ordinary Shares or Convertible Securities.

(ii)	“Convertible Securities” shall mean any notes, debentures, preferred shares or other securities or rights which are ultimately convertible into or exchangeable for Additional Ordinary Shares.

(iii)	“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 16(c), deemed to be issued) by the Company after the relevant Preferred Shares Original Issue Date, other than:

(A)	Ordinary Shares issued upon conversion of the Preferred Shares authorized herein;

(B)	the Employee Securities;

(C)	any securities issued in connection with any share split, share dividend or other similar event in which all holders of Preferred Shares are entitled to participate on a pro-rata basis;

(D)	those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 16(g) or 16(h) hereof;

(E)	those offered in a Qualified IPO by the Company;

(F)	any securities issued pursuant to a Permitted Acquisition; and

(G)	any securities issued with the prior written approval of the Majority Investors.

(b)	No Adjustment of Preferred Shares Conversion Prices. No adjustment in the Preferred Shares Conversion Prices shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration for any Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price or Series B Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue.

(c)	Deemed Issue of Additional Ordinary Shares. In the event the Company after the respective Preferred Shares Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 16(e) hereof) of such Additional Ordinary Shares would be less than the relevant Preferred Shares Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment in the relevant Preferred Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the relevant Preferred Shares Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the relevant Preferred Shares Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)	no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the relevant Preferred Shares Conversion Price to an amount which exceeds the lower of (a) the relevant Preferred Shares Conversion Price on the original adjustment date immediately prior to the adjustment for which the re-adjustment is now being made (the “Pre-Adjustment Conversion Price”), or (b) the relevant Preferred Shares Conversion Price that would have resulted from adjusting the Pre-Adjustment Conversion Price for (i) any issuances of Additional Ordinary Shares between the original adjustment date and such re-adjustment date, and (ii) any other occurrences, during such period, of events (e.g., share splits) that would cause adjustments to that Preferred Shares Conversion Price; and

(v)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Preferred Shares Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of Preferred Shares Conversion Prices Upon Issuance of Additional Ordinary Shares. In the event that after the relevant Preferred Shares Original Issue Date, the Company shall issue Additional Ordinary Shares without consideration or for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) less than the relevant Preferred Shares Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, that Preferred Shares Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share for which such Additional Ordinary Shares are issued. If such Additional Ordinary Shares are issued for no consideration, then the consideration per share shall be deemed to be the then current par value of each Ordinary Share.

(e)	Determination of Consideration. For purposes of this Article 16, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 16(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Shares Conversion Prices then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Preferred Shares Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then (unless the holders of the Preferred Shares receive an equivalent distribution on an as-converted basis) provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 16 with respect to the rights of the holders of the Preferred Shares.

(h)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	Performance Valuation Adjustment. Without limitation to the adjustments described in this Article 16, so long as any of the Series B Preferred Shares remain issued and outstanding, the Series B Conversion Price shall be adjusted in accordance with the following provisions of this Article 16(i).

(i)	The Company shall procure that an Approved Accounting Firm shall audit the Company’s consolidated financial statements for each of the Performance Valuation Periods, and promptly deliver such audited consolidated financial statements to the Series B Investors by no later than ninety (90) Business Days after the end of the respective Performance Valuation Period. The net profits of the Group Companies after all profit tax or other applicable business tax of the Group Companies for the twelve (12) months ending December 31, 2008 (the “2008 Net Profit”) and the Company’s net profits of the Group Companies after all profit tax or other applicable business tax of the Group Companies for the twelve (12) months ending December 31, 2009 (the “2009 Net Profit”) shall be determined by the consolidated financial statements prepared for FY2008 and FY2009 in accordance with IFRS or U.S. GAAP, as the case may be, rounded up or down, as the case may be, to the nearest US$100,000 and audited by the Approved Accounting Firm.

In the event that the 2008 Net Profit and/or 2009 Net Profit meet certain criterion provided below, or if the Company completes a Qualified IPO during FY2009, then the Series B Conversion Price shall be subject to an upward adjustment in accordance with the following formulas:

(ii)	Adjustment No. 1 - FY2008 Performance.

In the event that the 2008 Net Profit is higher than US$6,000,000, then the Series B Conversion Price shall be adjusted upwards in accordance with the following formula:

New Series B Conversion Price	=	Series B Conversion Price (then in effect)	X	Adjusted Pre-Money Valuation
US$39,000,000

For purposes of the foregoing formula, the “Adjusted Pre-Money Valuation” shall equal the 2008 Net Profits times 6.5. Subject to Article 16(i)(iii)(B), no adjustment to the Series B Conversion Price will be made in the event that the actual 2008 Net Profit is less than US$6,000,000.

(iii)	Adjustment No. 2 - FY2009 Performance and/or Qualified IPO in FY 2009.

In the event that either: (A) the 2008 Net Profit is higher than US$8,000,000, AND the 2009 Net Profit amount represents a year-on-year increase of seventy percent or more as compared to the 2008 Net Profit; and/or (B) the Company completes a Qualified IPO prior to December 31, 2009, then the Series B Conversion Price shall be adjusted upwards in accordance with the following formula:

New Series B Conversion Price	=	Series B Conversion Price (then in effect)	X	Adjusted Pre-Money Valuation
US$39,000,000

For purposes of the foregoing formula, the “Adjusted Pre-Money Valuation” shall equal the 2008 Net Profits times 8.5. If such adjustment is to be made in connection with a Qualified IPO in FY2009, such adjustment shall occur immediately prior to the conversion of the Series B Preferred Shares in connection with such Qualified IPO. No adjustment to the Series B Conversion Price will be made in the event that the actual 2008 Net Profit is less than US$8,000,000 and the Company has not completed a Qualified IPO prior to December 31, 2009.

For purposes of this formula, the “Series B Conversion Price (then in effect)” shall be the Series B Conversion Price assuming that no adjustment has been made pursuant to Article 16(i)(ii), regardless of whether the 2008 Net Profit target had been met. In the event that, following an adjustment to the Series B Conversion Price pursuant to Schedule D Section 2, an adjustment to the Series B Conversion Price is later triggered pursuant to this Article 16(i)(iii). then the Series B Conversion Price, only the adjustment resulting in the greater adjustment to the Adjustment Pre-Money Valuation shall take effect.

(iv)	Calculation of 2008 Net Profit and 2009 Net Profit - Assumptions.

Any profit arising from the recurrent activities or activities in the ordinary course of business of the Company, including earnings attributable to or resulting from mergers or acquisitions (including but not limited to the Permitted Acquisitions), shall be taken into account for the calculation of the 2008 Net Profit and 2009 Net Profit, provided that such profit calculation is permitted under IFRS or U.S. GAAP, as the case may be. Any extraordinary expenses relating to (A) a Qualified IPO (including, without limitation, financial, advisory, legal, accounting, public relations, underwriting or sponsorship expenses), (B) accounting treatment of share-based payments relating to options granted by the Company to Hanson Westhouse Limited pursuant to the Engagement Letter, shall not be taken into account for the calculation of the 2008 Net Profit and 2009 Net Profit.

Any other extraordinary or non-recurring earnings or expenses, including non-recurring professional fees incurred in the Series B financing, shall not be taken into account for the calculation of the 2008 Net Profit and 2009 Net Profit.

(i)	No Impairment. The Company shall not, by amendment of these Articles or its Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article 16 and in the taking of all such action as may be necessary or appropriate in order to protect the Preferred Shares Conversion Rights against impairment.

(j)	Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the Preferred Shares Conversion Prices pursuant to this Article 16, the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the Preferred Shares Conversion Prices at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.

(k)	Miscellaneous.

(i)

All calculations under this Article 16 shall be made to the nearest cent or to the nearest one hundredth ( 1/100) of a share, as the case may be. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of a Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii)	The holder(s) representing more than fifty percent (50%) of the then outstanding Preferred Shares shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 16, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)	No adjustment in the Preferred Shares Conversion Prices need be made if such adjustment would result in a change in such Preferred Shares Conversion Price of less than US$0.005. Any adjustment of less than US$0.005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.005 or more in such Preferred Shares Conversion Price.

NOTICES OF RECORD DATE

17.	In the event that the Company shall propose at any time:

(a)	to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)	to offer for subscription to the holders of any class or series of its shares on a pro-rata basis, any additional shares of shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holder(s) of the Preferred Shares:

(i)	at least twenty (20) days’ prior written notice specifying the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)	in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice specifying the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holder(s) of the Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION

18.	(a)	The Series A Preferred Shares and Series B Preferred Shares shall be redeemable on a pari passu basis at the option of holders of the Series A Preferred Shares and Series B Preferred Shares, respectively, as provided herein:

(i)	Subject to any legal restrictions on the Company’s right of redemption of shares, at any time after the earlier of (A) the date of a Redemption Event; and (B) December 31, 2011, each holder of Preferred Share shall have the right to require the Company to redeem its Preferred Shares, out of funds legally available therefor including capital and on a pari passu basis, at a redemption price equal to (1) with respect to each Series A Preferred Share, one hundred percent (100%) of the Series A Original Issue Price per share (proportionally adjusted for share splits, share dividends and like events), increased at the rate of eight percent (8%) per annum, compounded annually, starting from the relevant Redemption Date (defined below) for such Series A Preferred Share until the date of receipt by the holder thereof of the full redemption price, or such other periods as may be agreed between the Company and the relevant holder of Series A Preferred Share, plus all accrued but unpaid dividends thereon up to the relevant Redemption Date (defined below) (the “Series A Redemption Price”); and (2) with respect to each Series B Preferred Share, one hundred percent (100%) of the Series B Original Issue Price per share (proportionally adjusted for share splits, share dividends and like events), increased at the rate of eight percent (8%) per annum, compounded annually, starting from the relevant Redemption Date (defined below) for such Series B Preferred Share until the date of receipt by the holder thereof of the full redemption price, or such other periods as may be agreed between the Company and the relevant holder of Series B Preferred Share, plus all accrued but unpaid dividends thereon up to the relevant Redemption Date (defined below) (the “Series B Redemption Price”).

(ii)	For purposes of this Article 18, a “Redemption Event” shall include the occurrence of any of the following: (i) prior to the date that Shenlong obtains an ICP License, Haolong’s ICP License and/or its business license is revoked, and following such revocation no Group Company or Controlled Company is able to obtain an ICP License for a period of one hundred eighty (180) days, (ii) following the date that Shenlong obtains an ICP License, Shenlong’s ICP License and/or business license is revoked, and following such revocation no Group Company or Controlled Company is able to obtain an ICP License for a period of one hundred eighty (180) days; or (iii) each of Global Market International Logistics Co., Ltd. (广州龙企国际货运代理有限公司), and Global Market Logistics Co., Ltd. (广州龙星国际货运代理有限公司) lose their respective IFF Licenses, and (A) following such revocation no Group Company or Controlled Company is able to obtain an IFF License for a period of one hundred eighty (180) days thereafter, and (B) the absence of license has or will have a material adverse effect on the Company’s business. For the purposes of the definition of “Redemption Event”, a “Controlled Company” shall be defined as a company Controlled by any of the Key Shareholders where such Controlled Company shall have completed the key documentation in connection with the transactions contemplated under the Plan of Restructuring substantially in the form and substance attached Exhibit E of the Series B Preferred Shares Subscription Agreement.

(iii)	The Company shall redeem all of the Series A Preferred Shares and Series B Preferred Shares requested to be redeemed on a pari passu basis in accordance with Article 18(b). If on the relevant Redemption Payment Date (as defined in Article 18(b), the number of the Series A Preferred Shares and Series B Preferred Shares that may then be legally redeemed by the Company is fewer than the number of Series A Preferred Shares and Series B Preferred Shares requested to be redeemed, then:

(A)	the entire assets and funds of the Company legally available for redemption shall be distributed on a pro-rata basis amongst the holders of all outstanding Series A Preferred Shares and Series B Preferred Shares as follows: each holder of a Preferred Share shall be entitled to receive an amount equal to the Redemption Price for such Preferred Share (as determined in accordance with Article 18(a)(i)(A)(1) or (2), as the case may be), multiplied by a fraction, (i) the numerator of which shall equal the total value of the assets and funds legally available for redemption, and (ii) the denominator of which shall equal the amount of the aggregate Redemption Price that would have been distributed pursuant to Article 18 if sufficient assets and funds were legally available to pay the full Redemption Price with respect to all Preferred Shares requested to be redeemed; and

(B)	the Company shall promptly redeem the remaining Preferred Shares requested to be redeemed as soon as the Company has funds legally available therefor.

Any portion of the Redemption Price that is not paid within the Redemption Period (as defined below) shall accrue interest at the rate of twenty percent (20%) per annum, compounded daily, until paid in full. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

(b)	Holder(s) of the Preferred Shares requesting redemption shall furnish to the Company and other holders of the Preferred Shares, the Initial Redemption Notice, and such notice shall be given by hand or by mail to the registered office of the Company, and other holders of the Preferred Shares at any time. Upon receipt of the Initial Redemption Notice, and without prejudice to the general rights of the holders of other Preferred Shares to redeem their shares, other holders of Preferred Shares may also deliver a separate redemption notice to the Company (copying all other holders of the Preferred Shares) within fifteen (15) Business Days of the receipt of the Initial Redemption Notice, in which event all shares identified in the Initial Redemption Notice and in any such separate redemption notices shall be redeemed together. Upon receipt of the Initial Redemption Notice, the relevant Redemption Price shall be treated as a debt payable over: (A) thirty-six (36) months, with respect to a redemption following December 31, 2011 pursuant Article 18(a)(i)(B); or (B) twelve (12) months, with respect to a redemption following a Redemption Event pursuant to Article 18(a)(i)(A), in each case such period to commence on the relevant date (“Redemption Date”) of the relevant Initial Redemption Notice, or such other repayment schedule as may be agreed (such period, the “Redemption Period”, and each date during the Redemption Period on which all or any portion of the Redemption Price is paid to the holders of Preferred Shares, a “Redemption Payment Date”) between the Company and the relevant holder of Preferred Shares that has exercised its right of redemption under this Article.

(c)	From and after the redemption in full of any Preferred Shares requested to be redeemed, all dividends on such Preferred Shares shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to such Redemption Date), without interest, upon the surrender of the certificate or certificates representing the same, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company, shall be retired and shall not be reissued. Any Preferred Shares that are requested to be redeemed shall continue to enjoy all rights and privileges attached to such Preferred Shares until the Company redeems such Preferred Shares in full.

PROTECTIVE PROVISIONS

19.	(a)	Notwithstanding anything to the contrary in these Articles, for as long as any Preferred Share is outstanding, any action (whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of Group Companies shall require the prior approval of the holders of a majority of the then outstanding Series A Preferred Shares and Series B Preferred Shares (voting together as a single class on an as converted basis):

(i)     any reduction or cancellation of the authorized or issued share capital of the Company and/or any Group Company (including without limitation, repurchase of any Preferred shares or Ordinary shares), except pursuant to a redemption or conversion of the Preferred Shares in accordance with the Articles or the exercise of the Company’s repurchase option on the termination of employment of a participant of the Employee Stock Option Plan;

(ii)	any action that authorizes, creates or issues shares of any class of stock having rights, preferences or privileges superior to or on parity with the Series A Preferred Shares or Series B Preferred Shares;

(iii)	other than the grant of the Employee Securities, the creation or issuance of any debenture or any obligation convertible into, any securities convertible into, any option to purchase or subscribe for, or warrants exercisable for, shares of the Company or any Group Company;

(iv)	effecting any merger, spin-off, consolidation, scheme of arrangement, reorganization or sale, transfer (including a transfer by way of a spin-off, split-off or business separation) or disposition of the whole or a substantial part of the business, undertaking, goodwill, assets or intellectual property or all or substantially all of the assets of the Company and/or any Group Company;

(v)	dispose or dilute the Company’s interest, directly or indirectly in any Group Company;

(vi)	any amendment or waiver of any provisions of the Company’s Restated M&A that adversely affects the rights of the Series A Preferred Shares and/or Series B Preferred Shares;

(vii)	the creation of any mortgage, pledge, hypothecation, lien or charge (whether by way of fixed or floating charge, mortgage or other security) or other security interest over all or a substantial part of the Company’s assets or properties, tangible or intangible;

(viii)	any guarantee or agreement by the Company or any of the Group Company to indemnify any other person against any loss or liability of any person’s obligations, other than commercially reasonable warranties or indemnification granted to suppliers and customers in the ordinary course of business;

(ix)	the purchase of or subscription for any shares or other equity or debt securities of any person except for a wholly-owned subsidiary;

(x)	any listing of the securities of the Company or any listing vehicle or affiliate established for that purpose;

(xi)	the appointment of a receiver, administrator or other form of external manager for the liquidation or dissolution or winding of the Company and/or any Group Company or the passing of any resolution of the Directors or the shareholders in respect thereof;

(xii)	cease to conduct or carry on the business of the Company and/or any Group Company substantially as now conducted or change any part of its business activities, plan or strategy of the Company and/or any Group Company as now carried out;

(xiii)	any delegation of authority in respect of any of the foregoing matters to any committee of the Board;

(xiv)	any increase or decrease in the authorized number of Series A Preferred Shares or Series B Preferred Shares, allotment or issuance of any additional Series A Preferred Shares or Series B Preferred Shares, or any amendment or variation of any rights, privileges or powers of, or the restrictions provided for, the benefit of the holders of the Series A Preferred Shares and/or the Series B Preferred Shares;

(xv)	increasing the authorized or issued share capital of the Company and/or any Group Company or issue any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any option rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholdings of the Investors in the Company, other than the Ordinary Shares issued or issuable upon conversion of the Preferred Shares;

(xvi)	making any investment by the Company and/or any Group Company in excess of US$100,000 (or its equivalent in any other currency) or any non-core business investments, or any acquisition of assets or equity interests outside the PRC (the PRC to be deemed to include the Hong Kong Special Administrative Region and Macau Special Administrative Region for purposes of this paragraph), unless such investment is a Permitted Acquisition;

(xvii)	any agreement, any commitment or the adoption of any corporate resolution to do any of the foregoing matters.

(b)	Notwithstanding anything to the contrary in these Articles, for as long as any Series A Preferred Shares and Series B Preferred Shares are outstanding, the Company shall not, and shall procure that each Group Company shall not, take any action (whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company and/or any Group Company, unless such action has been approved by at least four (4) members of the Board of Directors, including at least two (2) affirmative votes from the Series A Director, JAFCO Director and/or the SISGIL Director:

(i)	declaration or payment of any dividend by, or the making of any distribution on or with respect to the shares or any other share capital of, the Company and/or any Group Company;

(ii)	making any decrease in capital, or any purchase or redemption of any shares of any of the Company and/or any Group Company, save for the issuance of Ordinary Shares upon the conversion of Preferred Shares or the redemption of the Preferred Shares in accordance with their terms of their issue;

(iii)	adoption of annual budget, or any material change of annual budget, or engaging in any new line of business of the Company and/or any Group Company;

(iv)	amendment of the accounting policies and practices previously adopted, change of financial auditor or change of the commencement date and financial year end date of the Company and/or any Group Company;

(v)	granting or creating by the Company and/or any Group Company of any indemnity or guarantee or any charge, lien or debenture or other security over all or any part of the assets or rights of the Company and/or any Group Company;

(vi)	adoption of, and amendment of any terms of, any of the Company’s and/or any Group Company’s employee stock option plans or share participation schemes or any bonus or profit sharing scheme;

(vii)	selling, transferring, license, changing, otherwise dispose of any trademarks, patents or other intellectual property owned by the Company and/or any Group Company;

(viii)	changing the senior management of the Company (namely the Company’s or any Group Company’s chairman, president, chief executive officer, chief operations officer or chief financial officer);

(ix)	any borrowing of money, obtaining of financial facilities (including factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.) or incurrence of indebtedness by the Company or any Group Companies (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other person) which individually or together with all related borrowing equal to or exceed forty percent (40%) of the net debt equity ratio of the Company or any Group Companies at any time;

(x)	any transaction or series of related transactions or any contract involving the Company or any of its Subsidiaries and any Key Shareholder, director, officer, employee or consultant of the Company which individually or together with all related transactions equal to or exceed RMB1,000,000;

(xi)	any purchase or sale by the Company or any of the Group Companies involving real property;

(xii)	any change in the authorized maximum number of directors to be appointed to the Board of the Company; and

(xiii)	any merger, acquisition, consolidation, reorganization or other transaction of or involving one (1) or more other companies in which the shareholders of the Company immediately prior thereto shall not hold a majority of the outstanding voting power of each surviving or acquiring company pro-rata immediately thereafter.

NON-RECOGNITION OF TRUSTS

20.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

22.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

23.	To give effect to any such sale, the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

25.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

	(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

	(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

29.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

31.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

32.	A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound by the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

34.	The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

35.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was the sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

36.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

37.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

38.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, in particular, Article 19, the Company may from time to time by a Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by an ordinary resolution:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; and

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute and Article 19, the Company may by a Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by a resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period but not exceeding ten (10) days in any case. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

40.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

41.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42.	(a)	Subject to Article 42(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting of each year shall be held at such time and place as the Directors shall appoint.

	(b)	At these meetings, the report of the Directors (if any) shall be presented.

	(c)	If the Company is an exempted company as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

43.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth ( 1/10) of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one (1) or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as the general meetings convened by Directors.

NOTICE OF GENERAL MEETINGS

44.	At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 43 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in nominal value or in the case of shares without nominal or par value seventy-five percent (75%) of the shares in issue, or their proxies.

45.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

46.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Members holding a majority of the Ordinary Shares (calculated on a fully converted basis), including holders of at least a majority of the Series A Preferred Shares and a majority of the Series B Preferred Shares, present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record, the quorum shall be that one (1) Member present in person or by proxy.

47.	A resolution (including a Special Resolution) in writing (in one (1) or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

48.	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

49.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one (1) of their number to be Chairman of the meeting.

50.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one (1) of their number to be Chairman of the meeting.

51.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

52.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

53.	Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

54.	The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

VOTES OF MEMBERS

55.	Except as otherwise required by law or as set forth herein, the holder of each Ordinary Share issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and the holder of each Preferred Share shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of the Ordinary Shares and the Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

56.	In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

57.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.	Votes may be given either personally or by proxy.

PROXIES

61.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized in its behalf. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile or electronic mail confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.	Any corporation which is a Member of record of the Company may in accordance with its articles of association or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of issued shares at any given time.

67.	Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Member may not vote at any meeting at which the holder of such proxy votes; and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS

68.	There shall be a Board of Directors consisting of not more than seven (7) persons (exclusive of alternate Directors), which number shall not be increased or decreased except by amendment of these Articles duly approved by the holders of the Preferred Shares pursuant to Article 19 in addition to approval from holders of Ordinary Shares. Of the total number of Directors:

(a)	the Series A Investors shall be entitled to elect one (1) Director (“Series A Director”), who shall be appointed by Ninetowns;

(b)	the Series B Investors shall be entitled to elect three (3) Directors (“Series B Directors”), (i) one (1) of whom shall be appointed by JAFCO (the “JAFCO Director”), (ii) one (1) of whom shall be appointed by Sky Investment (the “SIG Director”), and (iii) one (1) of whom shall be appointed by SISGIL (the “SISGIL Director”);

(c)	two (2) Directors shall be elected by the Key Shareholders, voting together as a separate class (“Management Directors”); and

(d)	one (1) Independent Director, who shall be elected by the holders of more than fifty percent (50%) of the then outstanding Ordinary Shares and Preferred Shares (voting together as a single class on an as-converted basis).

69.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

70.	Subject to the prior written approval of the Members by Special Resolution, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

71.	A Director or alternate Director may hold any other office or place of profit in the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

72.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

73.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no shareholding qualification for Directors shall be required.

74.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

75.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

76.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 75 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

77.	A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

78.	The business of the Company shall be managed by the Directors (or a sole Director if only one (1) is appointed). The Directors may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, as may be prescribed by the Company in a general meeting required to be exercised by the Company in general meetings PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

79.	Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of the Preferred Shares within thirty (30) days after the relevant meeting.

81.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.	Subject to Article 19, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83.	(a)	The Directors may from time to time and at any time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next three (3) paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancy therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegate as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84.	Subject to Article 19, the Directors may, from time to time, appoint one (1) or more of their body (but not an alternate Director) to the office of a Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or a combination of any of the foregoing) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or a Managing Director.

85.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall not have a second or casting vote.

87.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least ten (10) Business Days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED, FURTHER, if notice is given in person, by facsimile or electronic mail the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization, as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88.	So long as the number of Directors remain at seven (7) and if Directors designated by the holders of Preferred Shares then be in office, the quorum necessary for the transaction of the business shall be four (4) Directors, inclusive of the Series A Director, the JAFCO Director, at least one (1) of the Series B Directors other than the JAFCO Director, and one (1) Director designated by the Key Shareholders. In the event that the quorum for a meeting of the Board of Director is not constituted for two (2) consecutive board meetings, the second board meeting shall be adjourned until the date falling on the expiry of three (3) Business Days from the date of the second meeting and the quorum for the reconvened meeting of the Board of Directors shall be any four (4) Directors. A Director and his appointed alternate Director shall be considered only one (1) person for the purpose of quorum, PROVIDED, ALWAYS, that if there shall at any time be only a sole Director, the quorum shall be one (1). For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

89.	The continuing Directors may act notwithstanding any vacancy in the Board of Directors, but if and so long as their number is reduced below the minimum number fixed by or pursuant to these Articles, the continuing Directors, notwithstanding that the number of Directors is reduced below the number fixed by or in accordance with these Articles as the quorum or that there is only one (1) continuing Director, may act for the purpose of filling vacancies in the Board or of summoning a general meeting of the Company, but not for any other purpose.

90.	The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting, the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one (1) of their number to be the Chairman of the meeting.

91.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall not have a second or casting vote.

93.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

94.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be duly convened and held.

95.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

96.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind; or

(e)	if he is removed by a shareholder vote by the holders of the class of shares that originally appointed him, as set forth in Article 98.

APPOINTMENT AND REMOVAL OF DIRECTORS

97.	The Directors of the Company may only be appointed as provided in Article 68.

98.	In the absence of reasonable cause, a Director of the Company shall only be removed by the Members who nominated and elected him as provided in Article 68.

PRESUMPTION OF ASSENT

99.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

100.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to Article 100(c) below, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for such purpose.

(b)	The Company may have a duplicate Seal or Seals for use overseas each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

101.	Subject to Article 19, the Company may have a chief executive officer, a president, a chief financial officer, a secretary or a secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102.	(a)	Subject to the Statute and these Articles, in particular Article 19, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore and in accordance with the provisions of this Article 102.

(b)	If and when the Board resolves to declare or pay any dividend for any fiscal year, the holder(s) of the Preferred Shares shall be entitled to receive cumulative dividends (“Preferred Dividends”) from time to time payable out of any funds legally available therefor at the rate of eight percent (8%) of the applicable Original Issue Price for such Preferred Shares, on a pari passu basis and prior to and in preference to any dividends on shares of any other class or series for that fiscal year. The Preferred Dividends shall accrue from year to year, whether or not declared (the “Accruing Dividends”); provided however, that such Accruing Dividends shall be payable only if and when (i) any Preferred Dividend is declared by the Board of Directors, or (ii) a dividend is declared on any other class or series of shares, and other than the foregoing, the Company shall be under no obligation to pay such Accruing Dividends. No dividend shall be declared or paid in any fiscal year on any other class or series of shares unless and until the Preferred Dividend for the current fiscal year, and all Preferred Dividends accrued but unpaid from prior fiscal years, have been paid in full. Under no circumstances shall any dividend be paid on the Ordinary Shares or any other class or series of shares at a rate greater than the rate at which dividends are paid on the Preferred Shares.

(d)	Without limiting the foregoing, and in addition to any Preferred Dividends, no dividends or other distributions, whether in cash, in property, or in any shares of the Company, shall be paid with respect to shares of any class or series unless at the same time a dividend or distribution of like kind and amount is paid on each outstanding Preferred Share on an as-converted basis.

103.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

105.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one (1) or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular, may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one (1) of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

110.	Subject to Article 19 and the Statute, the Company may upon the recommendation of the Directors by an ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are not kept as necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

113.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

INSPECTION RIGHTS; AUDIT

114.	Subject to the Investors’ Rights Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as set forth in Investors’ Rights Agreement, as conferred by Statute or authorized by the Company.

115.	Subject to Article 19, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

116.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

117.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

118.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

119.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by overnight or international courier, facsimile or electronic mail to him or to his address as shown in the register of Members.

120.	(a)	Where a notice is sent by overnight or international courier, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent by overnight or international courier as aforesaid.

	(b)	Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected on the day the same is sent as aforesaid.

121.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

122.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

123.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

124.	Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE

125.	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner:

(a)	Before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of Series A Preferred Shares and Series B Preferred Shares shall be entitled to receive, on a pari passu basis, the following amounts:

(i)	the holders of the Series B Preferred Shares shall be entitled to receive, pari passu with the holders of Series A Preferred Shares but prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to one hundred and fifty percent (150%) of the Original Series B Issue Price for each Series B Preferred Share then held by them, plus an amount equal to all accrued but unpaid dividends thereon (the “Series B Preferred Shares Liquidation Preference”).

(ii)	the holders of the Series A Preferred Shares shall be entitled to receive, pari passu with the holders of Series B Preferred Shares but prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to one hundred and fifty percent (150%) of the Original Series A Issue Price for each Series A Preferred Share then held by them plus an amount equal to all declared or accrued but unpaid dividends thereon (the “Series A Preferred Shares Liquidation Preference”, and together with the Series B Preferred Shares Liquidation Preference, the “Preferred Shares Liquidation Preference”).

(b)	If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series A Preferred Shares and/or the Series B Preferred Shares, as the case may be, shall be insufficient to permit the payment to such holders of the full preferential amount described herein, then subject to the rights of series of shares senior to or on parity with the Series A Preferred Shares and the Series B Preferred Shares that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed on a pro-rata basis amongst the holders of all outstanding Series A Preferred Shares and Series B Preferred Shares as follows: each holder of a Preferred Share shall be entitled to receive an amount equal to the Preferred Shares Liquidation Preference for such Preferred Share (as determined in accordance with Article 125(a)(i) or (ii), as the case may be), multiplied by a fraction, (i) the numerator of which shall equal the total value of the assets and funds legally available for distribution, and (ii) the denominator of which shall equal the amount of the aggregate Preferred Shares Liquidation Preference that would have been distributed pursuant to Article 125(a) if sufficient assets and funds were legally available to pay the full preferential amount with respect to all Preferred Shares then outstanding.

(c)	After setting aside or paying in full the preferential amounts due to the holders of the Preferred Shares pursuant to Articles 125(a) above, as the case may be, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of the Preferred Shares, Ordinary Shares and shares of any other class or series on a pro-rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

(d)	Any (i) sale, lease, license or other disposition of all or substantially all of the assets or intellectual property of the Company and/or the Group Companies, (ii) consolidation, merger, acquisition, change of control or other transaction of the Company and/or any Group Company, with or into any other company or companies in which the existing Members of the Company or shareholders of such Group Company as of the Preferred Shares Original Issue Dates do not retain a majority of the voting power in the surviving company (excluding any transaction effected solely for tax purposes or to change the Company’s domicile), or (iii) enactment of new PRC government policies, laws or regulations that prohibits non-PRC entities from investing in, holding or disposing of any securities in the Company or the PRC Subsidiaries or if any agreement between the Company and the PRC Subsidiaries shall be found unenforceable or invalid and such finding substantially prohibits the Company or the PRC Subsidiaries from carrying on their respective businesses as carried on or as contemplated at the date of adoption of these Articles (which for the purposes of this Article 125(d) shall be deemed to be a sale or disposition of all of the assets of the Company for a consideration that would result in a Compulsory Dividend (as defined below) becoming payable to the holders of the Preferred Shares equal to the Preferred Share Liquidation Preference, as the case may be) (each, a “Deemed Liquidation Event”). In any such event, the Company shall, to the extent legally entitled to do so, declare a compulsory dividend equal to the greatest of (x) the amount received by the Company on such sale, lease, license or other disposition, or (y) the amount that would otherwise be received by the Shareholders on such consolidation, merger, acquisition or other transaction or (z) the amount of the Preferred Share Liquidation Preference (the “Compulsory Dividend”). Such Compulsory Dividend shall be paid either in the same form of consideration that is received from the acquirer(s) or in cash, as the Company and the holder(s) of all Preferred Shares may determine. The Compulsory Dividend will be distributed to the holders of shares of the Company in accordance with Article 125(a) to 125(c) and, in the case of an event described in (ii) above, shall be distributed in lieu of payments the holders of shares would otherwise receive. In the event the requirements of this Article 125 are not complied with, the Company shall forthwith either (a) cause the closing of any such transaction to be postponed until such time as the requirements of this Article 125 have been complied with, or (b) cancel such transaction. For the avoidance of doubt, the holders of the Preferred Shares shall not receive a Compulsory Dividend if they already received the Series A Preferred Shares Liquidation Preference or Series B Preferred Share Liquidation Preference, as the case may be, under Articles 125(a) to 125(c) as a result of the same Deemed Liquidation Event.

Notwithstanding anything contrary in the foregoing, the Company shall have a period of ninety (90) days after the occurrence of an event described by Article 125(e)(iii) above during which the holders of Preferred Shares shall not receive the Compulsory Dividend otherwise due to such holders in order to allow the Company to cure such Deemed Liquidated Event. In the event such Deemed Liquidation Event is not cured at the end of such ninety (90) day period, the Company shall promptly pay the Compulsory Dividend to the holders of Preferred Shares.

(e)	Notwithstanding any other provision of this Article 125, and subject to any other applicable provisions of these Articles, the Company may at any time, out of legally available funds, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A Preferred Shares Liquidation Preference and Series B Preferred Share Liquidation Preference.

(f)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

(g)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clause (g)(i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors, or by a liquidator if one is appointed. The Majority Series A Investors and Majority Series B Investors shall each have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article 125(h), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

INDEMNITY

126.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

FINANCIAL YEAR

127.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

AMENDMENTS OF ARTICLES

128.	Subject to the Statute and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of shares of the Company, the Company may at any time and from time to time by a Special Resolution, change the name of the Company or alter or amend these Articles or the Memorandum of Association, in whole or in part.

TRANSFER BY WAY OF CONTINUATION

129.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

130.	None of the documents of the Company, including its Memorandum of Association, these Articles, or any register of Members, Directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.